RESIGNATION OF OFFICER AND DIRECTOR

To The Board of Directors of Michael James Enterprises, Inc.:

I hereby resign as an Officer and Director of Michael James Enterprises, Inc., effective immediately.  This resignation is for personal business reasons and not as a result of any dispute with the Company, its financial statements, or its reports as filed the U.S. Securities and Exchange Commission.  I do not wish to provide any statement which would be required to be included in the Company’s filing on Form 8K.

Dated:   February 3, 2016

By:/s/ James Palladino

JAMES PALLADINO